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                                                                    Exhibit 99.1

Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213                                              (COEUR LOGO)

Press Release
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               COEUR ANNOUNCES FINAL APPROVAL FOR CONSTRUCTION OF
                          THE SAN BARTOLOME SILVER MINE
         - EXPECTED 2006 STARTUP TO INCREASE SILVER PRODUCTION OVER 40%-
           - PROJECT MARKS 1ST MAJOR MODERN SILVER PROJECT IN BOLIVIA-

COEUR D'ALENE, Idaho - December 15, 2004 - Coeur d'Alene Mines Corporation (NYSE:CDE), the world's largest primary silver producer, announced today the Company's Board of Directors has approved the final go-ahead decision to proceed with construction of its San Bartolome silver project in Bolivia. San Bartolome is expected to increase company-wide silver production over 40% from current levels beginning in 2006 and will further solidify the Company's position as the world's largest primary silver producer.

"The construction of San Bartolome further solidifies Coeur's position as the world's leading primary silver producer," said Dennis E. Wheeler, Chairman and Chief Executive Officer. "We expect to produce approximately eight million ounces of silver annually during the first five years of production at an extremely competitive cash operating cost of $3.50 per ounce, which will generate significant cash flow for the Company. The mine has an initial estimated mine life of 15 years. In addition, it's important to note that this is the largest new primary silver mine built in the Americas in decades, the first modern silver project in Bolivia and a major boon to the country's local and national economies."

Construction of the open pit milling operation and processing facility is currently expected to cost approximately $135 million. Total reserves of 123 million ounces of silver are contained in surface gravel deposits, or pallacos, which lend themselves to simple, low-tech surface-mining techniques. These reserves, which measure 35.3 million tons at average grades of 3.48 ounces of silver per ton, are contained in three major areas. Additional mineral resources also hold potential for future expansion.

San Bartolome is located near established industrial infrastructure in the historically silver-rich region of Potosi where more than two billion ounces of silver have been mined. The building of the new mine represents the first modern, large-scale primary silver mine built in Bolivia, generating an expected 500 local jobs during construction, and approximately 370 full-time jobs during operations.

The project will also establish a foundation, called Fundespo, to assist in the development of new local industries, such as silversmithing and tourism.

Coeur d'Alene Mines Corporation is the world's largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:     Tony Ebersole
             Director of Investor Relations
             1-800-523-1535
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CAUTIONARY STATEMENT

This document contains numerous forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the Company's silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company's control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company's filings from time to time with the SEC, including, without limitation, the Company's reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.


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